Exhibit 10.9(a)

FIRST AMENDMENT TO THE

FIRST AMENDED AND RESTATED PEOPLE’S UNITED BANK CAP EXCESS PLAN

WHEREAS, People’s United Bank, a federally chartered savings bank (the “Bank”), maintains the First Amended and Restated People’s United Bank Cap Excess Plan (the “Plan”) for a select group of management or highly compensated employees who meet certain qualifications; and

WHEREAS, the Bank, by action of the Human Resources Committee has reserved the right to make amendments from time to time to the Plan pursuant to Article XI thereof; and

WHEREAS, the Committee on July 6, 2011, determined to amend the Plan to: (i) provide that no Plan Participant’s compensation paid after December 31, 2011, or service performed after such date shall be taken into account under the Plan in determining such Participant’s benefit thereunder; (ii) notwithstanding the above, to provide that each Plan Participant’s service after December 31, 2011, nonetheless shall be taken into account under the Plan for purposes of determining such Participant’s vesting in benefits accrued under the Plan accrued as of December 31, 2011, and eligibility to receive an early retirement benefit under the Plan; and (iii) to provide that any Employee who has not become a Participant in the Plan before January 1, 2012, shall not be eligible to become a Participant in the Plan on or after such date; and

WHEREAS, the Committee on December 15, 2011, determined to amend the Plan to provide for an early payment for each Participant in an amount sufficient to pay the Participant’s portion of the FICA withholding taxes attributable to the ascertainable benefit amount under the Plan and an additional amount estimated to pay the applicable state and federal income withholding taxes and FICA withholding taxes relating to such payment and any related “gross-up” payment; and, further, to provide for an offset against the Plan Benefit payable following such Participant’s termination of employment to reflect such early payment; and

WHEREAS, the undersigned officer has been duly authorized by the Bank to execute such amendments.

NOW, THEREFORE, the Bank hereby amends the Plan, as follows, effective December 31, 2011, or as otherwise provided herein:

1. There is hereby added after the last paragraph of ARTICLE 1 a new paragraph, to read as follows:

“Benefits under the Plan and the ERP have been frozen effective December 31, 2011, and no increases shall be made to a Participant’s Plan Benefit determined as of December 31, 2011, as a result of service performed by or compensation earned or paid to the Participant for periods after December 31, 2011. No employee who was initially employed by the Bank before August 14, 2006, who had not become a Participant in the Plan by December 31, 2011, shall be eligible to become a Participant in the Plan after December 31, 2011. Notwithstanding the above, to allow Participants to continue to vest in their benefit in the Plan determined as of December 31, 2011, a Participant’s Years of Vesting Service after December 31, 2011 (up to his termination of employment with the Bank) shall continue to be taken into account under the Plan solely for purposes of determining such Participant’s vesting in his Plan Benefit as of December 31, 2011.”

2. Section 2.14 of the Plan is amended in its entirety to read as follows:

“2.14.	A Participant’s “ERP Benefit” shall mean such Participant’s vested Accrued Annual Benefit in the Single Life Form calculated pursuant to Article V of the ERP, as of December 31, 2011, without recognition of the Participant’s Credited Service or Annual Salary paid or accrued after December 31, 2011, including the value of the Participant’s benefit assigned under a qualified domestic relations order described in Code Section 414(p), if applicable, provided, however, that there shall be excluded the amount of the pension supplement, if any, provided by Section 5.8 of the ERP.”

3. Section 3.4 of the Plan is amended in its entirety to read as follows:

“3.4.	August 14. 2006 Cutoff. In no event shall any Employee not a Participant prior to, and not employed by the Bank: on August 14, 2006, become a Participant except as provided in the next sentence. For Employees rehired before January 1, 2012, in the event any person who was an Employee prior to August 14, 2006, again becomes an Employee and becomes a Participant in, and accrues Credited Service under, the ERP after August 14, 2006, such person shall become for the first time or again a Participant in this Plan upon attaining at least the Minimum Salary Grade, provided he is deemed to be in Credited Service in accordance with the provisions of Section 14.1 and provided his Plan Benefit accrued prior to his rehire has not been distributed. Employees rehired on and after January 1, 2012, shall not be eligible to participate in the Plan.”

4. Section 5.1 is hereby amended to read in its entirety as follows:

“5.1 Amount of Plan Benefit. Any vested Participant shall be entitled to receive under the Plan a benefit (the “Plan Benefit”). The Plan Benefit shall be a benefit based on a monthly amount payable in the Single Life Form to the Participant equal to the excess of A. over B. where:

A.	is equal to the monthly benefit such Participant would have received for each month under the ERP based on the benefit accrued thereunder as of December 31, 2011, if the applicable limitations imposed by Sections 401(a)(17) or 415 or both of the Code and regulations thereunder (as then applicable) had not been included in the ERP; and

B.	is equal to the monthly amount of the Participant’s ERP Benefit based on the accrued benefit thereunder as of December 31,2011.

The form and timing of payments shall be determined in accordance with the provisions of Section 5.2.”

5. Section 5.3 is added to the Plan, effective December 15, 2011, to read as follows:

“5.3 Withholding Taxes. The Bank shall pay such amounts as come due under any Federal, state or local laws or regulations such as the provisions of Sections 3121 (v) and 3401 (a) of the Code to the proper governmental agencies (i) with respect to the employee’s share of FICA taxes attributable to his benefits under the Plan; (ii) income tax withholding on the amount of the such taxes, and (iii) any withholding taxes attributable to the amounts of such withholding described in (i) and (ii) so that the Participant’s out of pocket payment of taxes is not increased for a year in which no distribution of Plan benefits is made (such payments described in (iii) being sometimes known as “gross-ups”). Further, with respect to actual distribution of Plan benefits (other than those provided for in the immediately preceding sentence) the Bank shall make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with such payment. Any amounts paid by the Bank pursuant to any provision of this Section shall be subtracted from the payment to such Participant or his Beneficiary of his Plan Benefit or death benefit,”

6. The second sentence of Section 11.4 of the Plan is amended to read as follows:

“Further, the Bank may cease all further benefit accruals, and has done so, effective December 31, 2011.”

7. The first sentence of Section 14.1(a) of the Plan prior to the colon is modified to read as follows:

“(a) The Credited Service of a Participant shall terminate upon his termination of service with the Bank (except as provided in Section 14.3) or December 31, 2011, if earlier, but such termination of service shall be determined in accordance with the following rules, provided that no service after December 31, 2011 is recognized:”

8. Section 14.1(g) is added to the Plan to read as follows:

(g) Notwithstanding any provision of this Article XIV to the contrary, a Participant’s Credited Service performed after December 31, 2011, shall not be considered under the Plan in determining his Plan Benefit hereunder. Nonrecognition of a Participant’s Credited Service performed after December 31, 2011, shall not be deemed a termination of the Participant’s Credited Service for purposes of allowing a distribution under the Plan. Notwithstanding the above, Years of Vesting Service performed after December 31, 2011, will be recognized by the Plan solely for purposes of satisfying the vesting requirements under Article IV of the Plan.”

IN WITNESS WHEREOF, the Committee and the Bank, acting by the Bank’s duly authorized officer, hereby executes this amendment to be effective as herein provided.

PEOPLE’S UNITED BANK

By:	/s/ Robert E. Trautmann
Robert E. Trautmann
Senior Executive Vice President and General Counsel

Date:	12/23/11

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